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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 Current Report

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                               September 11, 1997
                                 Date of Report
                        (Date of earliest event reported)



                         Commission file number 0-22418

                                   ITRON, INC.
             (Exact name of Registrant as specified in its charter)

                              Washington 91-1011792
        (State of Incorporation) (I.R.S. Employer Identification Number)


                            2818 North Sullivan Road
                         Spokane, Washington 99216-1897
                                 (509) 924-9900
   (Address and telephone number of Registrant's principal executive offices)



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Item 5.  Other Information


On September 11, 1997, the Company and Duquesne Light Company ("Duquesne") signed an amendment (the "Amendment") to their original contract dated January 15, 1996 (the "Agreement"). Under the Agreement, the Company will install, operate and maintain its Fixed Network AMR system and provide meter reading and advanced communication services to Duquesne over a 15 year period.

The contract is currently in "Phase II," the network construction phase. Of a total of approximately 615,000 meter modules to be installed, approximately 550,000 were installed as of October 31, 1997. The Company is currently providing monthly meter reads to Duquesne for approximately 440,000 meters using its Mobile AMR system, and is currently providing daily reads to Duquesne for approximately 110,000 meters using its Fixed Network AMR system.

The Amendment revised a number of milestones contained in the original Agreement. Under the Amendment, the critical milestones during the construction period include acceptance of Version 2.5 software by December 31, 1997, complete system support for commercial and industrial meter interfaces by May 31, 1998, and fixed network functionality operational for a significant portion of single phase (i.e. residential) accounts by June 30, 1998. Under the Amendment the Company is subject to monetary penalties for failure to meet these milestones. Should the Company fail to meet any of these milestones, Duquesne would be entitled to monetary penalties ranging from $5 million to $10 million for each milestone missed. The Company is currently in compliance with the Agreement and believes it will fully satisfy all future milestones.



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